Exhibit 99.1

NEWS RELEASE

APACHE APPOINTS ANNELL R. BAY TO BOARD OF DIRECTORS

Houston, May 14, 2014 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of Annell R. Bay to its board of directors.

Bay, 58, recently retired after six years as vice president of Global Exploration at Marathon Oil Co., an independent international energy company. Prior to joining Marathon, she was vice president of Americas Exploration for Shell Exploration and Production Co. and vice president of Worldwide Exploration at Kerr McGee Oil and Gas Corp. Earlier, Bay held positions of increasing responsibility in oil and gas exploration at Shell, Chevron, Sohio, Oryx Energy and Kerr McGee.

Bay holds bachelor’s and master’s degrees in geology from Trinity University and the University of Texas at Austin, respectively.

“With her 34 years of experience exploring for oil and gas in basins all over the world and leadership roles in the industry, we expect Annell will make a significant contribution to the board’s ongoing assessment of the opportunities and risks facing Apache,” said Charles J. Pitman, chairman of the Apache board's corporate governance and nominating committee.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea and Australia. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com.

APACHE APPOINTS ANNELL R. BAY TO BOARD OF DIRECTORS — ADD 1

Contacts

Media:	(713) 296-6100 Patrick Cassidy
(713) 296-7276 Bill Mintz

Investor:	(281) 302-2286 Castlen Kennedy
Christopher Cortez
Alicia Reis

Website:	www.apachecorp.com

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